Exhibit 99.1

INVESTOR CONTACT: Kerri Thurston Phone | 913/397-8200 E-Mail | investor.relations@garmin.com	MEDIA CONTACT: Ted Gartner Phone | 913/397-8200 E-Mail | media.relations@garmin.com

Garmin Reports Fourth Quarter Results with Increased Global Market Share and Significant Inventory Reduction

Cayman Islands/February 23, 2009/Business Wire

Garmin Ltd. (Nasdaq: GRMN - news) today announced fourth quarter results for the period ended December 27, 2008.   Garmin has moved the earnings call to Monday, February 23, 2009 at 11:00 a.m. Eastern.  Details regarding the call and webcast are available under the heading “Earnings Call Information.”

Fourth Quarter 2008 Financial Summary:

•	Total revenue of $1.048 billion, down 14% from $1.217 billion in fourth quarter 2007
•	Automotive/Mobile segment revenue decreased 17% to $828 million in fourth quarter 2008
•	Outdoor/Fitness segment revenue increased 5% to $120 million in fourth quarter 2008
•	Aviation segment revenue decreased 5% to $67 million in fourth quarter 2008
•	Marine segment revenue was flat at $33 million in fourth quarter 2008
•	All geographies slowed as poor economic conditions weighed on the business:
•	North America revenue was $761 million compared to $836 million, down 9%
•	Europe revenue was $251 million compared to $338 million, down 26%
•	Asia revenue was $36 million compared to $43 million, down 17%
•	Healthy gross margin of 41.1% compared to 44.3% in third quarter 2008 and 41.8% in fourth quarter 2007
•	Operating margin of 22.6% compared to 24.6% in third quarter 2008 and 25.7% in fourth quarter of 2007
•	Effective tax rate was 22.8% compared to 11.7% in fourth quarter 2007 resulting in a negative EPS impact of $0.11
•	Diluted earnings per share of $0.78 compared to $1.39 in fourth quarter 2007; excluding foreign exchange, EPS was $0.93 compared to $1.31 in the same quarter in 2007
•	Generated $340 million of free cash flow in the fourth quarter for a cash and marketable securities balance of just over $973 million
•	Significant inventory reduction from third quarter 2008 of $274 million resulting in year-end 2008 inventory of $425 million.

Fiscal Year 2008 Financial Summary:

•	Total revenue of $3.49 billion, up 10% from $3.18 billion in 2007
•	Automotive/Mobile segment revenue increased 8% to $2.54 billion in 2008
•	Outdoor/Fitness segment revenue increased 26% to $428 million in 2008
•	Aviation segment revenue increased 10% to $323 million in 2008
•	Marine segment revenue increased 1% to $204 million in 2008
•	All geographic areas experienced growth:
•	North America revenue was $2.34 billion compared to $2.07 billion, up 13%
•	Europe revenue was $1.01 billion compared to $969 million, up 5%
•	Asia revenue was $145 million compared to $144 million, up 1%
•	Solid 44.5% gross margin and 24.7% operating margin for the full year were better than expected
•	Generated $743 million of free cash flow with a debt-free balance sheet
•	Effective tax rate was 19.9% compared to 12.6% in 2007 resulting in a negative EPS impact of $0.31
•
Diluted earnings per share of $3.48 compared to $3.89 in 2007; excluding foreign exchange, EPS decreased 3% to $3.69 from $3.80 in 2007.  Fiscal year EPS includes $0.27 related to a gain of $72 million from the sale and tender of our Tele Atlas N.V. shares.

Business highlights:

•	Achieved full year revenue growth in all four segments on the strength of new products and continued market share gains.
•	Sold 6.4 million units in the fourth quarter of 2008, up 15% from the same quarter in 2007; 16.9 million units sold in the fiscal year, an increase of 38% from 2007.
•	Achieved significant inventory reduction of $274 million demonstrating the agility of our supply chain and scalability of our business.
•	Introduced nüMaps™ Lifetime and ecoRoute™ for our PND customers allowing for lifetime quarterly map updates for a single fee and a fuel conservation software update for free.
•
Introduced the GPSMAP® 695 and 696, portable aviation navigation devices, incorporating new capabilities such as airways, electronic charts and expanded weather on a screen that is three times larger than its predecessor.

•	Introduced new marine products including the GHP™ 10 Autopilot and the next generation of BlueChart® g2 technology allowing us to further solidify our technology leadership in this segment.
•
Completed the acquisition of our Swedish distributor bringing the total to ten European distributors acquired.  These acquisitions have helped us achieve market share gains and operating efficiencies in Europe.

•	Repurchased 2.4 million common shares in the fourth quarter.

Executive overview from Dr. Min Kao, Chairman and Chief Executive Officer:

“A significant highlight for 2008 is our gross margin performance of 44.5% which is down just 150 basis points from 2007.  We also achieved a strong operating margin of 24.7% which exceeded our earlier expectations.  Throughout 2008, we maintained our strong cash position with free cash flow generation of $743 million which was enhanced by the significant reduction in inventory during the quarter.   This cash flow allowed us to fund our stock repurchase plan, pay a $0.75 per share dividend, and remain a debt-free company.

We continued to experience a challenging economic environment in the fourth quarter with worsening trends throughout the period.  However, we were able to demonstrate the power and agility of our vertical integration business model by responding quickly to the changes and scaling our production outputs to match demand.  This allowed us to maintain healthy margins in the quarter, as well as significantly reduce inventory levels.  The inventory reduction of $274 million was a great achievement for our organization given the extremely volatile environment that we are currently experiencing.  This was accomplished in part by eliminating overtime labor and contract workers within our Taiwan factories, proving we can scale manufacturing as needed.

While the PND market has slowed, we continued to experience unit growth in both the North American and Asia-Pacific regions in the fourth quarter and were pleased with our market share gains around the globe.   According to an independent market research report, our global PND market share stood at approximately 35% at the end of the third quarter and according to internal estimates our market share increased further in the fourth quarter.

Revenue in our outdoor/fitness segment continued to grow though not on the same trajectory as the first three quarters of the year.  We have been delighted by the consumer response to the new products across this segment and look forward to building on that momentum in 2009.  In addition, we are excited about our entry into the golf market with the Approach™ G5 which offers a touch screen handheld with preloaded course maps.

Our aviation segment did show weakness due to deteriorating economic conditions as revenues fell in the quarter.  The strong launch of our portable GPSMAP 600 series products was a bright spot and helped offset the significant slowdown in our retrofit business.  Many of our OEM partners are cutting their production schedules leading to a shrinking market in 2009.  During this time, we will continue to focus our efforts on further cockpit certifications and other long-term growth strategies.

Our marine segment revenue was up 1% on a year-over-year basis which is a tribute to the strength of our product portfolio and our market share gains during a year in which the marine industry suffered significantly.  While we expect 2009 to be a very difficult year for the marine industry, we are pleased with the progress that we have made toward offering a full network of marine products and the OEM opportunities associated with our growing product portfolio.  We will continue to commit research and development resources to be the leader in the marine electronics market.”

Financial overview from Kevin Rauckman, Chief Financial Officer:

“Given the economic situation facing consumers in the fourth quarter, we were pleased with our overall results; especially our ability to maintain margins, reduce inventories and grow market share,” said Kevin Rauckman, chief financial officer of Garmin Ltd.  “Even with these positives, our revenue fell 14% during the quarter.  Excluding the impact of foreign currency exchange, EPS for the quarter fell $0.38, from $1.31 to $0.93.  Full year revenues grew 10% with each of our four segments posting growth.  EPS for 2008, excluding the impact of foreign currency exchange and including a $0.27 gain from the sale of Tele Atlas N.V. shares, was $3.69 compared to $3.80 in 2007. Revenue during the quarter was negatively impacted by $38 million due to continued weakness of the Euro and other foreign currencies.

Gross margin for the overall business remained solid in the fourth quarter at 41.1%, a 320 basis point decline sequentially that can be primarily attributed to the average selling price reductions associated with the holiday season.  The automotive/mobile segment gross margin exceeded our expectations as we gained significant benefit from material cost reductions and improved operating efficiencies.  Gross margin for the remaining segments remained on-target versus our long-term goals of 65% in aviation and 55% in marine and outdoor/fitness.

Operating margin fell 310 basis points from the year-ago quarter.  The primary drivers of year-over-year growth in operating expenses include the acquired European distributors and the $14 million write-off of the Circuit City receivable.

We generated $340 million of free cash flow in the fourth quarter of 2008, resulting in a cash and marketable securities balance of just over $973 million at the end of the quarter.  This equates to $4.83 of cash per basic share outstanding.  We remain confident that this level of liquidity, along with our debt-free balance sheet, will allow us to grow market share through the economic downturn while continuing to invest in research and development for our long-term success.  Our return on invested capital (ROIC) was 48% during fiscal 2008.”

Fiscal 2009 Outlook

We recognize that 2009 is going to be a difficult year and we are prepared to manage our business accordingly.  While economic conditions are very challenging and are affecting most of our markets, we continue to see opportunities to invest selectively and grow our business through new product development and market share gains.  Our goal is to maintain healthy margins and a strong balance sheet during the year.  In addition, we will continue to manage our inventory carefully in order to scale it to the proper level to support our business in light of these challenging economic conditions.  We continue to closely monitor the global economic developments and our business situation.  We are evaluating making adjustments in certain areas of our business in order to increase cost efficiency and match operations to market demand over the near to intermediate term.

In light of the uncertainties and dynamic conditions, we will not offer specific guidance for 2009 until the outlook for the year becomes clearer.

Nüvifone Update

Garmin announced its strategic alliance with Asus earlier this month.  The alliance will be known as Garmin-Asus and will allow the two organizations to utilize their core competencies and complementary resources to design, build and market the nüvifone products around the world.  Our previously announced G60 model will be cobranded Garmin-Asus.  In addition, we introduced the all-new M20, a Windows Mobile-based smartphone with custom LBS applications and functionality never before provided in a Windows Mobile device.  Both the G60 and M20 will launch in selected markets during the first half of 2009.

Share Repurchase Program

During the fourth quarter, Garmin repurchased 2.4 million shares.  This repurchase completes the 10 million shares approved by the Board of Directors in June 2008.  In addition, the Company spent $42 million to repurchase shares under the October 2008 authorization allowing for $300 million through December 31, 2009.  Going forward, the repurchases may be made from time to time on the open market at prevailing market prices, in negotiated transactions off the market, or pursuant to a Rule 10b5-1 plan adopted by the Company which permits the Company to repurchase its shares during periods in which the Company may be in possession of material non-public information or self-imposed insider trading blackout periods.  The Company continues to view stock repurchases as an appropriate use of cash given the long-term growth prospects of the Company, ongoing free cash flow generation and the need to maintain adequate cash reserves for strategic acquisitions.

Non-GAAP Measures

Net income (earnings) per share, excluding foreign currency

Management believes that net income per share before the impact of foreign currency translation gain or loss is an important measure.  The majority of the Company’s consolidated foreign currency translation gain or loss results from translations involving the Euro, the British Pound Sterling and the Taiwan Dollar at the end of each reporting period of the significant cash and marketable securities, receivables and payables held in U.S. dollars by the various subsidiaries.  Such translation is required under GAAP because the functional currency of the subsidiaries differs from the currency in which various assets and liabilities are hold.  However, there is minimal cash impact from such foreign currency translation.  Accordingly, earnings per share before the impact of foreign currency translation gain or loss allows an assessment of the Company’s operating performance before the non-cash impact of the position of the U.S. Dollar versus other currencies, which permits a consistent comparison of results between periods.

The following table contains a reconciliation of GAAP net income per share to net income per share excluding the impact of foreign currency translation gain or loss.

Garmin Ltd. And Subsidiaries
Net income per share, excluding FX
(in thousands, except per share information)

	13-Weeks Ended		52-weeks Ended
	December 27,	December 29,	December 27,	December 29,
	2008	2007	2008	2007

Net Income (GAAP)	$157,733	$307,267	$732,848	$855,011
Foreign currency (gain) / loss, net of tax effects (1)	$30,956	$(17,017)	$44,662	$(20,070)
Net income, excluding FX	$188,689	$290,250	$777,510	$834,941

Net income per share (GAAP):
Basic	$0.78	$1.42	$3.51	$3.95
Diluted	$0.78	$1.39	$3.48	$3.89

Net income per share, excluding FX:
Basic	$0.94	$1.34	$3.72	$3.86
Diluted	$0.93	$1.31	$3.69	$3.80

Weighted average common shares outstanding:
Basic	201,331	216,859	208,993	216,524
Diluted	201,824	220,918	210,680	219,875

(1) Excludes the FX related to the tender of our Tele Atlas N.V. shares

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flow less capital expenditures for property and equipment.

The following table contains a reconciliation of GAAP net cash provided by operating activities to free cash flow.

Garmin Ltd. And Subsidiaries
Free Cash Flow
(in thousands)

	13-Weeks Ended		52-weeks Ended
	December 27,	December 29,	December 27,	December 29,
	2008	2007	2008	2007

Net cash provided by operating activities	$349,461	$126,183	$862,164	$682,088
Less: purchases of property and equipment	$(9,143)	$(27,885)	$(119,623)	$(156,778)
Free Cash Flow	$340,318	$98,298	$742,541	$525,310

Return on invested capital (ROIC)

Management defines return on invested capital (ROIC) as net operating profit after taxes divided by operating invested capital. Management believes that ROIC provides greater visibility into how effectively Garmin deploys capital.  ROIC is not a measure of financial performance under accounting principles generally accepted in the United States (GAAP), and may not be defined and calculated by other companies in the same manner as Garmin does. ROIC should not be considered in isolation or as an alternative to net income as an indicator of company performance.

The following table contains a GAAP reconciliation of return on invested capital.

Garmin Ltd. And Subsidiaries
Return on Invested Capital (ROIC)
(in thousands)

	52-Weeks Ended
	December 27,	December 29,
	2008	2007
Net Operating Profit After Taxes (NOPAT):
Operating Income (EBIT)	$862,017	$907,351
Less: Taxes on Operating Income	$(181,518)	$(123,262)
Net Operating Profit after Taxes (NOPAT)	$680,499	$784,089

Invested Capital (IC):
Total Assets	$2,924,581	$3,291,460
Less: Cash & Marketable Securities	$(971,230)	$(1,132,194)
Less: Deferred Income Taxes	$(49,825)	$(107,376)
Less: Non-Interest Bearing Current Liabilities	$(479,176)	$(801,883)
Operating Invested Capital (IC)	$1,424,350	$1,250,007

Return on Invested Capital	48%	63%

Earnings Call Information

The information for Garmin Ltd.’s earnings call is as follows:

When:	Monday, February 23, 2009 at 11:00 a.m. Eastern
Where:	http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
How:	Simply log on to the web at the address above or call to listen in at800-891-6383.
Contact:	investor.relations@garmin.com

A phone recording will be available for five business days following the earnings call and can be accessed by dialing 800-642-1687 or (706) 645-9291 and utilizing the access code 81896620.  An archive of the live webcast will be available until March 27, 2009 on the Garmin website at http://www.garmin.com.  To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business.  Any statements regarding the company’s estimated earnings and revenue for fiscal 2009, the Company’s expected segment revenue growth rate, margins, new products to be introduced in 2009 and the company’s plans and objectives are forward-looking statements.  The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin, including, but not limited to, the risk factors that are described in the Annual Report on Form 10-K for the year ended December 29, 2007, and the Quarterly Report on Form 10-Q for the quarter ended September 27, 2008, filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983).  A copy of Garmin’s 2007 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

The global leader in satellite navigation, Garmin Ltd. and its subsidiaries have designed, manufactured, marketed and sold navigation, communication and information devices and applications since 1989 – most of which are enabled by GPS technology.  Garmin’s products serve automotive, mobile, wireless, outdoor recreation, marine, aviation, and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin's virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200. Garmin, nüvi, Edge and Forerunner are registered trademarks, and nüvifone, Oregon, Colorado and GHP are trademarks of Garmin Ltd. or its subsidiaries.

All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except share information)

	(Unaudited)
	December 27,	December 29,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$696,335	$707,689
Marketable securities	12,886	37,551
Accounts receivable, net	741,321	952,513
Inventories, net	425,312	505,467
Deferred income taxes	49,825	107,376
Prepaid expenses and other current assets	58,746	22,179
Total current assets	1,984,425	2,332,775

Property and equipment, net	445,252	374,147

Marketable securities	262,009	386,954
Restricted cash	1,941	1,554
Licensing agreements, net	16,013	14,672
Other intangible assets, net	214,941	181,358
Total assets	$2,924,581	$3,291,460

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$160,094	$341,053
Salaries and benefits payable	34,241	31,696
Accrued warranty costs	87,408	71,636
Accrued sales program costs	90,337	142,360
Other accrued expenses	87,021	138,243
Income taxes payable	20,075	76,895
Total current liabilities	479,176	801,883

Deferred income taxes	4,070	11,935
Non-current taxes	214,366	126,593
Other liabilities	1,115	435

Stockholders' equity:
Common stock, $0.005 par value, 1,000,000,000 shares authorized:
Issued and outstanding shares - 200,363,000 as of
December 27, 2008 and 216,980,000 as of
December 29, 2007	1,002	1,086
Additional paid-in capital	-	132,264
Retained earnings	2,262,503	2,171,134
Accumulated other comprehensive income	(37,651)	46,130
Total stockholders' equity	2,225,854	2,350,614
Total liabilities and stockholders' equity	$2,924,581	$3,291,460

See accompanying notes.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		52-Weeks Ended
	December 27,	December 29,	December 27,	December 29,
	2008	2007	2008	2007
Net sales	$1,048,246	$1,217,021	$3,494,077	$3,180,319

Cost of goods sold	617,613	708,036	1,940,562	1,717,064

Gross profit	430,633	508,985	1,553,515	1,463,255

Selling, general and administrative expense	144,010	148,140	485,389	396,498
Research and development expense	50,205	47,543	206,109	159,406
Total operating expense	194,215	195,683	691,498	555,904

Operating income	236,418	313,302	862,017	907,351

Other income (expense):
Interest income	8,705	9,999	35,535	41,995
Foreign currency	(40,104)	19,471	(35,286)	22,964
Gain on sale of equity securities	-	-	50,884	5,101
Other	(673)	5,331	1,216	861
Total other income (expense)	(32,072)	34,801	52,349	70,922

Income before income taxes	204,346	348,103	914,366	978,273

Income tax provision	46,613	40,836	181,518	123,262

Net income	$157,733	$307,267	$732,848	$855,011

Net income per share:
Basic	$0.78	$1.42	$3.51	$3.95
Diluted	$0.78	$1.39	$3.48	$3.89

Weighted average common shares outstanding:
Basic	201,331	216,859	208,993	216,524
Diluted	201,824	220,918	210,680	219,875

See accompanying notes.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)
	52-Weeks Ended
	December 27,	December 29,
	2008	2007
Operating Activities:
Net income	$732,848	$855,011
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	46,910	35,524
Amortization	31,507	28,513
Loss (gain) on sale of property and equipment	124	560
Provision for doubtful accounts	32,355	3,617
Deferred income taxes	50,887	(57,843)
Unrealized foreign currency losses/(gains)	15,887	(926)
Provision for obsolete and slow moving inventories	24,461	34,975
Stock compensation expense	38,872	22,164
Realized gains on marketable securities	(50,884)	(5,101)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	206,101	(477,108)
Inventories	83,035	(224,180)
Other current assets	(4,356)	6,213
Accounts payable	(236,287)	174,781
Other current and non-current liabilities	(3,827)	253,909
Income taxes payable	(90,180)	55,548
Purchase of licenses	(15,289)	(23,569)
Net cash provided by operating activities	862,164	682,088

Investing activities:
Purchases of property and equipment	(119,623)	(156,778)
Proceeds from sale of property and equipment	19	5
Purchase of intangible assets	(6,971)	(2,918)
Purchase of marketable securities	(373,580)	(1,672,041)
Redemption of marketable securities	504,324	1,784,816
Change in restricted cash	(387)	(29)
Acquisitions, net of cash acquired	(60,131)	(128,751)
Net cash used in investing activities	(56,349)	(175,696)

Financing activities:
Proceeds from issuance of common stock through
stock purchase plan	9,029	5,730
Proceeds from issuance of common stock from
exercise of stock options	2,875	11,278
Stock repurchase	(671,847)	(7,780)
Dividends	(150,251)	(162,530)
Payments on long term debt	-	(248)
Tax benefit related to stock option exercise	2,143	17,434
Net cash used in financing activities	(808,051)	(136,116)

Effect of exchange rate changes on cash and cash equivalents	(9,118)	92

Net (decrease)/increase in cash and cash equivalents	(11,354)	370,368
Cash and cash equivalents at beginning of period	707,689	337,321
Cash and cash equivalents at end of period	$696,335	$707,689

See accompanying notes.

Garmin Ltd. And Subsidiaries
Revenue, Gross Profit, and Operating Income by Segment (Unaudited)

	Reporting Segments
	Outdoor/		Auto/
	Fitness	Marine	Mobile	Aviation	Total

13-Weeks Ended December 27, 2008

Net sales	$119,528	$33,245	$828,162	$67,311	$1,048,246
Gross profit	$66,912	$17,128	$301,642	$44,951	$430,633
Operating income	$43,703	$7,473	$162,914	$22,328	$236,418

13-Weeks Ended December 29, 2007

Net sales	$114,303	$32,965	$998,726	$71,027	$1,217,021
Gross profit	$61,038	$17,464	$381,807	$48,676	$508,985
Operating income	$40,247	$7,343	$238,304	$27,408	$313,302

52-Weeks Ended December 27, 2008

Net sales	$427,783	$204,477	$2,538,411	$323,406	$3,494,077
Gross profit	$246,746	$111,425	$977,595	$217,749	$1,553,515
Operating income	$160,595	$59,983	$524,105	$117,334	$862,017

52-Weeks Ended December 29, 2007

Net sales	$339,741	$203,399	$2,342,184	$294,995	$3,180,319
Gross profit	$184,655	$110,169	$973,205	$195,226	$1,463,255
Operating income	$120,234	$67,376	$608,750	$110,991	$907,351